Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION DECLARES
SEMIANNUAL DIVIDEND OF $.20 PER SHARE

Biloxi, MS (June 24, 2009)—The board of directors of Peoples Financial Corporation  (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, declared a regular semiannual cash dividend of $.20 per common share, payable July 15, 2009, to stockholders of record July 8, 2009.

“This dividend level is consistent with our long-term goal of returning about 35% of our earnings to our shareholders, ” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank. “In 2008, our dividend payout increased to 59.6% of earnings. Knowing this level is not sustainable, our Board of Directors has concluded it is prudent to reduce the dividend in order to build capital in this troubled economy,” he said.

The last dividend paid in January, 2009 was $.30 per share. Previously, the dividend had been increased eleven consecutive times.

“While many regional banks have been forced to slash their dividends to near insignificance or eliminate them altogether, our historically conservative capital structure and continued earnings stream have preserved our ability to continue paying a reasonable amount to our stockholders,” said Swetman.

Founded in 1896, with $910 million in assets as of March 31, 2009, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.